EXHIBIT 12.1

CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges

			2010		2009	Year Ended December 31,
			3 Months	12 Months	3 Months
			Ended	Ended	Ended
		Earnings: ($000)	Dec 31	Dec 31	Dec 31	2009	2008	2007	2006	2005
A.		Net income from Continuing Operations	$9,763	$39,202	$9,827	$34,427	$32,609	$42,004	$44,173	$44,619
B.		Preferred Stock Dividends	242	970	242	970	970	970	970	970
C.		Federal and State Income Tax	2,200	18,954	5,369	20,392	19,314	20,960	23,636	25,931
	Less	Income from Equity Investments	75	(318)	227	229	568	1,895	1,810	1,456
	Plus	Cash Distribution from Equity Investments	369	871	422	1,775	2,463	3,427	1,315	1,833
D.		Earnings before Income Taxes and Equity Investments	$12,499	$60,315	$15,633	$57,335	$54,788	$65,466	$68,284	$71,897
E.		Fixed Charges
		Interest on Other Long-Term Debt	6,125	22,973	5,770	20,999	20,518	18,653	16,425	13,826
		Other Interest	1,491	5,425	1,229	3,996	3,360	3,189	3,622	2,577
		Interest Portion of Rents(1)	218	960	251	1,043	1,220	1,278	1,112	1,077
		Amortization of Premium & Expense on Debt	238	913	224	956	982	963	991	1,043
		Preferred Stock Dividends Requirements of Central Hudson	295	1,393	359	1,492	1,502	1,411	1,402	1,456
		Total Fixed Charges	$8,367	$31,664	$7,833	$28,486	$27,582	$25,494	$23,552	$19,979
	Less	Preferred Stock Dividends Requirements of Central Hudson	295	1,393	359	1,492	1,502	1,411	1,402	1,456
F.		Total Earnings	$20,571	$90,586	$23,107	$84,329	$80,868	$89,549	$90,434	$90,420

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(31)	(127)	(31)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	211	843	211	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.249	1.501	1.553	1.620	1.632	1.523	1.513	1.577
K.		Preferred Dividend (Pre-tax) (I x J)	264	1,266	328	1,365	1,375	1,284	1,275	1,329
L.		Plus Allowable Dividend Deduction	31	127	31	127	127	127	127	127
M.		Preferred Dividend Factor	$295	$1,393	$359	$1,492	$1,502	$1,411	$1,402	$1,456

N.		Ratio of Earnings to Fixed Charges (F/E)	2.5	2.9	2.9	3.0	2.9	3.5	3.8	4.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.